Exhibit 99.1
Press Release

AVIS BUDGET GROUP TO ANNOUNCE FOURTH QUARTER
AND FULL-YEAR 2011 RESULTS ON FEBRUARY 15

Conference Call to Discuss Results Scheduled for February 16, 2012

PARSIPPANY, N.J., February 9, 2012 — Avis Budget Group, Inc. (NASDAQ: CAR) announced today that it plans to report its fourth quarter and full-year 2011 results after the market close on February 15, 2012 and to host a conference call to discuss such results on February 16, 2012 at 9:00 a.m. Eastern time.

Investors may access the call live at ir.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call.  A web replay will be available at ir.avisbudgetgroup.com following the call.  A telephone replay will be available from 12:00 noon Eastern time on February 16, 2012 until 8:00 p.m. on March 2, 2012 at (402) 220-6459.

Fourth quarter 2011 will be the first reporting period for which the Company has consolidated the results of Avis Europe plc, which the Company acquired on October 3, 2011.  In conjunction with the acquisition, the Company expects to record a non-cash charge of approximately $120 million related to the unfavorable license rights reacquired by the Company. This charge is required under generally accepted accounting principles (GAAP).

About Avis Budget Group, Inc.
Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "forecast" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts.  Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results are forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group's Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s most recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.  The Company undertakes no obligation to update any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Contacts
Media Contact:                                                                                                Investor Contact:
John Barrows                                                                                                     Neal Goldner
(973) 496-7865                                                                                                     (973) 496-5086
PR@avisbudget.com                                                                                         IR@avisbudget.com

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